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                                                                   EXHIBIT 10.06

January 20, 2000

Mr. Andrew L. Fox
Chapel Hill, NC

Dear Andy:

This letter will stipulate the terms of your employment as a senior executive in High Speed Net Solutions, Inc. (HSNS) in Raleigh, North Carolina, effective August 25th, 1999. Your anticipated title will be Executive Vice President; however, you will assume the role of Acting President and Chief Executive Officer until such time as a new executive can be recruited by the Board of Directors. This arrangement will not preclude the new CEO asking you to serve as President and Chief Operating Officer.

The details of this offer are:

TITLE: Executive Vice President; Acting President and Chief Executive Officer

BOARD OF DIRECTORS: Board seat for a minimum of one year.

DESCRIPTION: As acting president and CEO, you are expected, with active participation and support of the Board, to prepare the Form 10 filing for review and approval of the board, develop a suitable business strategy, negotiate and acquire the necessary technology or products license to perform the intended business operation, establish and manage fiscal controls, recruit and direct an appropriate management team, establish the appropriate procedures to manage stockholder relations and secure the necessary operating capital. In this connection, it is expected that you will commit support in the presentation of HSNS to potential investors. A precise job description will be formulated between you and the Board of Directors upon acceptance of this offer. This agreement is with the understanding that this is an offer for at will employment and does not constitute an employment agreement.

RELATIONSHIP WITH SUMMUS LTD: Acceptance of fulltime employment with HSNS terminates your active relationship with Summus, Ltd. (Summus) and cancels any and all stock grants, stock options or other compensation plans.

SALARY: $135,000 annually plus Performance Bonus as outlined below. During each month you serve as the Acting President and CEO, you will receive additional compensation of $2,500 per month.

REPORT TO: You will report to the Board of Directors or a Board designated Executive in HSNS.

PERFORMANCE BONUS PROGRAM: You will be eligible to receive up to 1.0x your annual salary based on specified performance goals to be jointly defined by you and the President/CEO and approved by the Board of Directors. The bonus will be

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paid after receipt of the audited fiscal year end financial statements of HSNS certified by Ernst & Young. Based on work done in 1999 for HSNS your bonus will be $28.125 which has been based on performance and has been prorated for 1999. You must be employed by HSNS on December 31, 2000 to be eligible to receive your Year 2000 cash bonus.

STOCK OWNERSHIP: I will take all reasonably appropriate action to cause the HSNS board of directors (or compensation committee, if appropriate) to confirm (if necessary) a prior grant of stock options covering 240,000 shares of HSNS stock. The terms of the option are that it will vest in full on August 25, 2006 if you remain in the employment of the company (the seventh anniversary of the date of grant); provided, however, that the options may vest sooner if HSNS attains certain performance goals such as Revenue, EBITDA or other metrics to be determined by the HSNS Board of Directors. Performance vesting will generally occur in equal installments over a three year period beginning on August 25, 1999. The strike price for the options will be $4.38 (the FMV of the stock on August 25, 1999) for 80,000 shares and $13.00/share for the remaining 160,000. Any additional shares of stock issued by HSNS will be for reasonable business purposes and for valid consideration. Other terms of these stock options (including change of control) shall be governed in their entirety by the terms and conditions of the Stock Option Plan to be adopted by the Board of Directors and Shareholders, if necessary.

LOCATION OF EMPLOYMENT: Your place of employment will be in Raleigh, North Carolina.

PRE-TAX DEDUCTIONS: Any authorized payroll deductions are done under IRS Section 125.

SEVERANCE: If you are terminated from employment, you will receive six months of salary paid monthly or in lump sum at the discretion of the company.

HEALTH INSURANCE: HSNS currently does not have a Healthcare plan; however, you will receive reimbursement for COBRA payments or reimbursement directly to your prior employer for maintaining coverage.

PERSONAL/SICK DAYS: You are provided 6 paid sick/personal days to be used as necessary during the calendar year. These days may be used for personal or family illnesses, death of a family member, or to attend to personal business. Days are pro-rated during your first calendar year of employment. Sick/personal days cannot be carried forward into the next calendar year, nor can they be used in lieu of vacation time.

VACATION POLICY: Upon hiring, you will be entitled to four (4) weeks (or 20 working days) of vacation time annually. Your vacation is accrued throughout the calendar year but is available to you upon you date of hire and the start of each calendar year following. If you do not take all of your vacation during this time, you may carry over up to 50% of the remaining time to the next year. Your total may never be greater than 150% of the vacation time you are entitled to.

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BENEFITS: You will also be entitled to other benefits generally available to the executives of HSNS from time to time. Currently these benefits are:

CAR ALLOWANCE:  $600 per month.

Please sign and return this agreement. The offer will remain in effect for a period of ten days. This entire agreement is subject to endorsement by the HSNS Board of Directors.

Sincerely,                                           ACCEPTED AND AGREED
/s/ Rick Seifert                                      /s/ Andrew Fox
-------------------------------                      ----------------------
Rick Seifert, Director                               Andrew L. Fox
On behalf of the
Board of Directors
High Speed Net Solutions, Inc.

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Addendum to Employment Agreement

Accelerated Vesting of Options: In the event of a change of control - defined as a "merger or consolidation, tender offer for 50% of the shares of the corporation or any other acquisition or reorganization of the corporate capital structure - your options shall be immediately vested according to the following schedule:

     50% of remaining unvested options

Approved:  /s/ Rick Reifert
           Rick Seifert, Director
           On behalf of the Board
           of Directors
           High Speed Net Solutions, Inc.
Dated:  Feb 26, 2000